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COMPANY CONTACT:
Cytogen Corporation
Stacy Shearer
Investor Relations
(609) 750-8289
sshearer@cytogen.com
--------------------

              CYTOGEN REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

      Recent reacquisition of marketing rights to lead therapeutic product Quadramet(R) and increased license and contract revenue drive improved financial results.

PRINCETON, N.J., (NOVEMBER 5, 2003) -- Cytogen Corporation (Nasdaq: CYTO), a product-driven, oncology-focused biopharmaceutical company, today reported its consolidated financial results for the three and nine month periods ended September 30, 2003.

Total revenues were $5.51 million for the third quarter of 2003 compared to $3.10 million for the third quarter of 2002. For the nine month period ended September 30, 2003, total revenues were $10.31 million compared to $9.56 million for the nine month period ended September 30, 2002.

Net loss for the third quarter of 2003 was $910,000 or $0.08 per basic and diluted share compared to a net loss of $3.97 million or $0.46 per basic and diluted share for the third quarter of 2002. Net loss for the nine month period ended September 30, 2003 was $6.23 million or $0.65 per share compared to a net loss of $12.18 million or $1.46 per share for the nine month period ended September 30, 2002.

"First, we are pleased with Cytogen's financial results and remain on track with regard to our key growth drivers, which include the reacquisition of marketing rights to Quadramet(R) and enhancing and strengthening ProstaScint(R)," said Michael D. Becker, President and Chief Executive Officer of Cytogen Corporation. "Second, we recently announced a marketing realignment whereby Cytogen will sell NMP22(R) BladderChek(TM) in the U.S. exclusively to oncologists after December 31, 2003, while Matritech, Inc. will assume responsibility for selling the product to urologists. An important result of this agreement is that Cytogen can now devote sales and marketing resources to products with significantly higher gross margins. Lastly, with the publication and presentation of encouraging clinical data in leading peer-reviewed journals and at international conferences, we remain cautiously optimistic for approval of Combidex(R), a novel lymph node imaging agent developed by Advanced Magnetics, Inc., which we intend to market pending clearance by the U.S. Food and Drug Administration."

Product Sales and Royalties

Royalty revenue from sales of Quadramet in the third quarter of 2003 was $191,000 through July 31, compared to $376,000 in the full third quarter of 2002. For the nine month period ended September 30, 2003, royalty revenue from sales of Quadramet was $1.11 million through July 31 compared to $1.39 million for the full nine month period ended September 30, 2002. Quadramet (Samarium Sm-

153 lexidronam injection) is a skeletal targeting therapeutic radiopharmaceutical for the relief of pain due to bone metastases arising from prostate, breast, multiple myeloma and other types of cancer. Quadramet was developed by Cytogen based on technology licensed from Dow Chemical.

Effective August 1, 2003, Cytogen began receiving and recording all revenue from the sale of Quadramet after reacquiring marketing rights from Berlex Laboratories in North and Latin America in exchange for an upfront cash payment of $8.0 million and royalties based on future sales. Accordingly, Cytogen reported Quadramet sales of $1.16 million from August 1st through September 30th for the three and nine month periods ended September 30, 2003.

Under a 1998 agreement, Berlex had marketing rights to Quadramet in North and Latin America. During that time and through July 31, 2003 Cytogen received and reported royalties on product sales made by Berlex.

Cytogen believes that future growth and market penetration of Quadramet is largely dependent upon, among other things:

     o New clinical data supporting the expanded and earlier use of Quadramet in various cancers;
     o Novel research supporting combination uses with other therapies, such as chemotherapeutics and bisphophonates; and
     o Establishing the use of Quadramet at higher doses to target and treat primary bone cancers.

Sales of ProstaScint (Capromab pendetide), the first commercial monoclonal antibody-based product targeting prostate-specific membrane antigen, or PSMA, used to image the extent and spread of prostate cancer were $1.52 million in the third quarter of 2003 compared to $1.91 million in the third quarter of 2002. For the nine month period ended September 30, 2003, sales of ProstaScint were $4.74 million compared to $5.96 million for the nine month period ended September 30, 2002.

Future potential growth for ProstaScint is largely dependent upon, among other things, the implementation and continued research of the following:

     o    Advances in imaging technology

          o Fusion imaging - an image processing technique that combines functional information from a ProstaScint scan with anatomic images provided by CT (computed tomography) or MR (magnetic resonance) scans in a digital overlay to provide information that cannot be achieved with separate imaging modalities alone, which may improve diagnostic interpretation; and

          o Image enhancements - improving the quality of ProstaScint images through reconstruction and attenuation-correction methods to address inherent limitations of single photon emission computed tomography (SPECT) imaging by correcting for the effects of radiation scatter and/or inherent collimator and detector blur.

     o    New product applications

          o Utilization of ProstaScint scans to guide therapy ("image-guided therapy"), to enhance therapy targeting for treatments such as brachytherapy, cryotherapy and external beam radiation, such as intensity modulated radiation therapy (IMRT); and

          o Utilization of ProstaScint scans to guide biopsy ("image-guided biopsy"), which could be facilitated by future advances in image acquisition technology.

     o    Reimbursement

          o Cytogen is continuing efforts to collect and present data to the Centers for Medicare & Medicaid Services (CMS) demonstrating the need for change in the relative value of ProstaScint for the hospital outpatient prospective payment system (HOPPS). A more appropriate ProstaScint reimbursement value will help ensure that hospitals are not discouraged from providing Medicare beneficiaries access to this important and clinically useful imaging procedure.

Sales of NMP22 BladderChek (Nuclear matrix protein-22), a point-of-care, in vitro diagnostic test for bladder cancer developed by Matritech, Inc., were $116,000 in the third quarter of 2003 compared to $98,000 in the second quarter of 2003. For the nine month period ended September 30, 2003, sales of NMP22 BladderChek were $239,000. During November 2002, Cytogen began promoting NMP22 BladderChek to both urologists and oncologists in the U.S. using its in-house specialty sales force. After December 31, 2003, Cytogen will continue to sell NMP22 BladderChek exclusively to oncologists.

Cytogen discontinued selling brachytherapy products since January 24, 2003, and OncoScint(R) (Satumomab pendetide) since December 31, 2002. There were no revenues from such discontinued products for the third quarter of 2003 compared to $746,000 for the third quarter of 2002. For the nine month period ended September 30, 2003, total revenues from such discontinued products were $240,000 compared to $1.87 million for the nine month period ended September 30, 2002.

License and Contract Revenue

License and contract revenue was $2.52 million in the third quarter of 2003 compared to $65,000 in the third quarter of 2002. For the nine month period ended September 30, 2003, license and contract revenue was $2.83 million compared to $345,000 for the nine month period ended September 30, 2002. As a result of the reacquisition of marketing rights to Quadramet from Berlex Laboratories, license and contract revenue in the three and nine month periods ended September 30, 2003 includes the accelerated recognition of $1.9 million of previously deferred revenue. License and contract revenue in the three and nine month periods ended September 30, 2003 also includes a $500,000 payment received in connection with Antisoma plc's acquisition of certain royalty rights to R1549 (formerly Pemtumomab), from Cytogen in September 2003.

Costs and Expenses

Operating expenses in the third quarter of 2003 were $6.40 million compared to $6.59 million in the third quarter of 2002. For the nine month period ended September 30, 2003, operating expenses were $17.07 million compared to $21.32 million for the nine month period ended September 30, 2002. Operating expenses for the nine month period ended September 30, 2002 included a $2.0 million non-cash expense related to the clinical progress of an ex vivo dendritic cell prostate cancer therapy, which has since been discontinued. Operating expenses include, among other items, costs associated with the PSMA Development Company LLC, a joint venture between Cytogen Corporation and Progenics Pharmaceuticals, Inc. for the development of in vivo immunotherapies utilizing prostate specific membrane antigen, or PSMA. Cytogen's share of development costs associated with the PSMA Development Company LLC were $714,000 for the third quarter of 2003 compared to $1.01 million in the third quarter of 2002.

Cash Position

Cytogen's cash and cash equivalents as of September 30, 2003 were $12.83 million compared to $14.73 million as of December 31, 2002.

Third Quarter of 2003 Highlights:

     o Cytogen and Advanced Magnetics, Inc. announced data showing that magnetic resonance imaging (MRI) with Combidex, an investigational ultrasmall superparamagnetic iron oxide contrast agent, aids in the non-invasive diagnosis of metastatic lymph nodes. The data presented at the International Society for Magnetic Resonance in Medicine (ISMRM) 11th Scientific Meeting held in Toronto, July 10-16, 2003 was from a study that included patients with breast and prostate cancer.
     o Cytogen completed the previously announced reacquisition of marketing rights held by Berlex Laboratories, a U.S. affiliate of Schering AG, Germany, to Quadramet in North and Latin America in exchange for an upfront payment of $8.0 million in cash and royalties based on future sales. To finance the reacquisition, Cytogen completed a private placement of the Company's common stock, raising gross proceeds to the Company of approximately $10.0 million in July 2003.
     o Cytogen announced the publication of clinical data showing that ProstaScint-guided prostate brachytherapy results in a high probability of actuarial four-year biochemical disease-free survival for patients with localized prostate cancer. The results, reported in the International Journal of Radiation Oncology (Volume 57, No. 2, pp. 362-370), were taken from a study conducted by Rodney J. Ellis, M.D., Aultman Hospital Radiation Oncologist and assistant professor in the Case Western Reserve University School of Medicine's Department of Urology.
     o Cytogen and Antisoma plc announced that Antisoma acquired certain royalty rights to Antisoma's lead product, R1549 (formerly Pemtumomab), from Cytogen. In connection with Antisoma's acquisition of such rights, Antisoma made a cash payment to Cytogen of $500,000, and agreed to make an additional payment of $500,000 upon the first commercial sale, if any, of its R1549 product. In return, Cytogen relinquished its right to receive royalties equivalent to 1.65% of net sales revenues, if any, of Antisoma's R1549 product. Cytogen was entitled to such royalties pursuant to its grant of a license to certain technology, upon which R1549 is based, to Antisoma and Imperial Cancer Research Technology Limited (now Cancer Research Technology Ltd.).
     o Cytogen was joined by New York Yankees baseball legend and Hall of Fame member Whitey Ford, along with the American Cancer Society, Prostate Cancer Foundation, and National Prostate Cancer Coalition, to launch the Company's third annual "Screen, Stage and Support" campaign to promote prostate cancer education and awareness during Prostate Cancer Awareness Month in September.
     o Cytogen announced that Christopher P. Schnittker, CPA, joined the Company as Vice President and Chief Financial Officer.

     o Cytogen and Advanced Magnetics, Inc. announced that data from a phase III clinical study of Combidex in lymph nodes was published in the September issue of the journal Radiology. The data showed that magnetic resonance (MR) imaging with Combidex, an investigational superparamagnetic iron oxide nanoparticle, aids in the non-invasive evaluation of metastatic lymph nodes in patients with head and neck, chest, breast, abdominal, and pelvic cancers. Researchers concluded that the use of "[Combidex]-enhanced MR imaging was safe and effective and facilitated improved diagnostic performance."

NOTE:

Quadramet is indicated for the relief of pain in patients with confirmed osteoblastic metastatic bone lesions that enhance on radionuclide bone scan. This press release describes clinical applications that differ from that reported in the Quadramet package insert.

ProstaScint is indicated as a diagnostic imaging agent in newly diagnosed patients with biopsy-proven prostate cancer, thought to be clinically localized after standard diagnostic evaluation and who are thought to be at high risk for pelvic lymph node metastases. ProstaScint is also indicated in post-prostatectomy patients and a negative or equivocal standard metastatic evaluation in whom there is a high clinical suspicion of occult metastatic disease. This press release describes clinical applications and imaging performance that differs from that reported in the ProstaScint package insert.

A copy of the full prescribing information for Quadramet, ProstaScint, and NMP22 BladderChek may be obtained in the U.S. from Cytogen Corporation by calling toll free 800-833-3533 or by visiting the web site at http://www.cytogen.com.

About Cytogen Corporation

Cytogen Corporation of Princeton, NJ is a product-driven, oncology-focused biopharmaceutical company. Cytogen markets proprietary and licensed oncology products through its in-house specialty sales force: Quadramet(R) (a skeletal targeting therapeutic radiopharmaceutical for the relief of pain due to bone metastases); ProstaScint(R) (a monoclonal antibody-based imaging agent used to image the extent and spread of prostate cancer); and NMP22(R) BladderChek(TM) (a point-of-care, in vitro diagnostic test for bladder cancer). Cytogen has exclusive U.S. marketing rights to Combidex(R), an ultrasmall superparamagnetic iron oxide contrast agent for magnetic resonance imaging of lymph nodes that is pending clearance by the U.S. Food and Drug Administration. Cytogen's pipeline comprises product candidates at various stages of clinical development, including fully human monoclonal antibodies and cancer vaccines based on PSMA (prostate specific membrane antigen) technology, which was exclusively licensed from Memorial Sloan-Kettering Cancer Center. Cytogen also conducts research in cellular signaling through its AxCell Biosciences research division in Newtown, PA. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to, the risk of obtaining the necessary regulatory approvals, the risk of whether products result from development activities, the risk of shifts in the regulatory environment affecting sales of Cytogen's products such as third-party payor reimbursement issues, and the risk associated with Cytogen's dependence on its partners for development of certain projects. Cytogen cannot guarantee that Cytogen will actually achieve the plans, intentions or expectations disclosed in any such forward-looking statements. Cytogen's actual results may differ materially from Cytogen's historical results of operations and those discussed in such forward-looking statements and the risks stated above for various reasons, including, but not limited to, Cytogen's ability to carry out its business and financial plans, to successfully commercialize Quadramet(R), to determine and implement the appropriate strategic initiative for its AxCell Biosciences subsidiary, to fund development necessary for existing products and to pursue new product opportunities, to integrate in-licensed products such as NMP22(R) BladderChek(TM), to establish and successfully complete clinical trials where required for product approval, to obtain foreign regulatory approvals for products and to establish marketing arrangements in countries where approval is obtained, and other factors discussed in Cytogen's Form 10-K for the year ended December 31, 2002, as amended, and from time-to-time in Cytogen's other filings with the Securities and Exchange Commission. Any forward-looking statements made by Cytogen do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments Cytogen may make. Cytogen does not assume, and specifically disclaims, any obligation to update any forward-looking statements, and these statements represent Cytogen's current outlook only as of the date given.

                                       ###

                       CYTOGEN CORPORATION & SUBSIDIARIES
                (All amounts in thousands except per share data)
                                   (Unaudited)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                         THREE MONTHS ENDED        NINE MONTHS ENDED
                                            SEPTEMBER 30,            SEPTEMBER 30,
                                       ---------------------    ----------------------
                                          2003        2002         2003         2002
                                       ---------   ---------    ---------    ---------
Revenues:
    Product Revenue                    $   2,794   $   2,660    $   6,376    $   7,834
    Royalty Revenue                          191         376        1,105        1,385
    License and Contract Revenue*          2,520          65        2,827          345
                                       ---------   ---------    ---------    ---------
         Total Revenues                    5,505       3,101      10,308         9,564
                                       ---------   ---------    ---------    ---------

Operating Expenses:
    Cost of Product Related                2,154       1,154        3,964        3,449
    Research and Development                 900       1,331        2,504        4,876
    Equity Loss in PSMA LLC                  714       1,006        2,680        2,114
    Selling and Marketing                  1,464       1,433        3,940        4,508
    General and Administrative             1,169       1,664        3,985        4,374
    Milestone Payment Related to
          Research and Development**           -           -            -        2,000
                                       ---------   ---------    ---------    ---------
         Total Operating Expenses          6,401       6,588       17,073       21,321
                                       ---------   ---------    ---------    ---------

Loss on Investment                             -        (516)           -         (516)
Interest Income (Expense), net               (14)         32          (48)          97
Income Tax Benefit                             -           -         (584)           -
                                       ---------   ---------    ---------    ---------
Net Loss                               $    (910)  $  (3,971)   $  (6,229)   $ (12,176)
                                       =========   =========    =========    =========

Basic and Diluted Net Loss Per Share   $   (0.08)  $   (0.46)   $   (0.65)   $   (1.46)
                                       =========   =========    =========    =========

Weighted Average Common Shares
 Outstanding                              10,866       8,660        9,570        8,353
                                       =========   =========    =========    =========

* In 2003, the Company recorded $1.9 million in revenues related to the acceleration of previously deferred revenue resulting from the reacquisition of marketing rights to Quadramet from Berlex Laboratories.
** In 2002, the Company
recorded a non-cash milestone expense related to the progress of certain prostate cancer clinical trials.

CONDENSED CONSOLIDATED BALANCE SHEETS

                                            SEPTEMBER 30,    DECEMBER 31,
                                                 2003            2002
                                            -------------    ------------

Assets
    Cash & Cash Equivalents                     $  12,828      $  14,725
    Accounts Receivable, net                        1,708          1,778
    Inventories                                     2,357          1,262
    Property & Equipment, net                         625          1,072
    Other Assets                                    9,773          1,057
                                                ---------      ---------
      Total Assets                              $  27,291      $  19,894
                                                =========      =========

Liabilities & Stockholders' Equity
    Accounts Payable & Accrued Liabilities      $   5,796      $   4,427
    Other Current Liabilities                          76             80
    Long-Term Liabilities & Deferred Revenues       2,565          4,799
    Stockholders' Equity                           18,854         10,588
                                                ---------      ---------
      Total Liabilities & Stockholders' Equity  $  27,291      $  19,894
                                                =========      =========